  As filed with the Securities and Exchange Commission on September 28, 1999

                                                     Registration No. 333-83093
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                              Amendment No. 5
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ----------------

                         Spinnaker Exploration Company
            (Exact name of registrant as specified in its charter)

         DELAWARE                    1311                   76-0560101
     (State or other     (Primary Standard Industrial    (I.R.S. Employer
       jurisdiction       Classification Code Number)   Identification No.)
   of incorporation or
      organization)

                         1200 Smith Street, Suite 800
                             Houston, Texas 77002
                                (713) 759-1770
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              James M. Alexander
             Vice President, Chief Financial Officer and Secretary
                         Spinnaker Exploration Company
                         1200 Smith Street, Suite 800
                             Houston, Texas 77002
                                (713) 759-1770
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

           Scott N. Wulfe                           Walter J. Smith
       Vinson & Elkins L.L.P.                    Baker & Botts, L.L.P.
       2300 First City Tower                     3000 One Shell Plaza
            1001 Fannin                              910 Louisiana
        Houston, Texas 77002                     Houston, Texas 77002
           (713) 758-2222                           (713) 229-1234

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If any of the securities registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The expenses of this offering are estimated to be as follows:

Securities and Exchange Commission registration fee................. $   46,037
NASD filing fee.....................................................     17,060
NASDAQ listing fee..................................................     95,000
Legal fees and expenses.............................................    250,000
Accounting fees and expenses........................................    400,000
Engineering fees and expenses.......................................     60,000
Blue Sky fees and expenses (including legal fees)...................     10,000
Printing expenses...................................................    115,000
Transfer Agent fees.................................................      5,000
Miscellaneous.......................................................      1,903
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  TOTAL............................................................. $1,000,000
                                                                     ==========

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* To be provided by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

   Spinnaker's bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Spinnaker.

   As permitted by the DGCL, the certificate of incorporation provides that directors of Spinnaker shall have no personal liability to Spinnaker or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to Spinnaker or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

   In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors, other than liabilities arising from willful misconduct of culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' insurance if available on reasonable terms.

   Howard H. Newman and Jeffrey A. Harris, each directors of Spinnaker and Managing Directors and members of E.M. Warburg, Pincus & Co., LLC and general partners of Warburg, Pincus & Co., are indemnified by affiliates of E.M. Warburg, Pincus & Co., LLC and Warburg, Pincus & Co. against certain liabilities that they may incur as a result of their serving as a director of Spinnaker.

   The Underwriting Agreement that Spinnaker will enter into with respect to the offer and sale of the common stock covered by this registration statement will contain certain provisions for the indemnification of directors and officers of Spinnaker and the underwriters, as applicable, against civil liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   The Registrant has sold and issued (without payment of any selling commission to any person) the following securities since January 6, 1998:

     (1) On January 16, 1998, we issued 958,921 shares of preferred stock and 3,960,000 shares of common stock in connection with our conversion from a limited liability company to a corporation in exchange for, directly or indirectly, an equal number of preferred and common units of the limited liability company.

     (2) From January 1998 to September 1998, we issued 2,051,969 shares of preferred stock for $25.00 per share to a total of two accredited investors in exchange for cash.

     (3) From January 1998 to September 1998, we issued a total of 20,030 shares of preferred stock for $25.00 per share to a total of 26 of our employees in exchange for cash and notes.

     (4) From December 31, 1998 to June 30, 1999, we issued a total of 75,000 shares of common stock to a total of two accredited investors in consideration for the guaranteeing of our indebtedness.

     (5) On June 30, 1999, we issued 1,000,000 shares of common stock to one accredited investor in consideration for entering into an amendment to our seismic data agreement.

   The sale of the above securities described in Item 15 were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits:

 +1.1 --Form of Underwriting Agreement
 +3.1 --Certificate of Incorporation of Spinnaker, as amended

 +3.2 --Restated Bylaws of Spinnaker

 +4.1 --Specimen Common Stock certificate


   5.1  --Opinion of Vinson & Elkins L.L.P.

 +10.1  --Second Amended and Restated Data Contribution Agreement between
        Petroleum Geo-Services ASA, Seismic Energy Holdings, Inc., Spinnaker
        Exploration Company, L.L.C. and Spinnaker dated June 30, 1999

 +10.2  --Amended and Restated 1998 Spinnaker Stock Option Plan

 +10.3  --Amended and Restated Stockholders Agreement by and among Spinnaker,
        Warburg, Pincus Ventures, Petroleum Geo-Services, Roger L. Jarvis,
        James M. Alexander, William D. Hubbard, Kelly M. Barnes and the other stockholders of Spinnaker (including the Registration Rights Agreement as Exhibit A to the Stockholders Agreement)

 +10.4 --Credit Agreement for an $85 million credit facility between Spinnaker and Credit Suisse First Boston, Bank of Montreal and Bank of America dated September 30, 1998, as amended

 +10.5  --Form of Lock-Up Agreement

 +10.6  --Employment Agreement between Spinnaker and Roger L. Jarvis dated
        December 20, 1996, as amended

 +10.7  --Employment Agreement between Spinnaker and James M. Alexander dated
        December 20, 1996, as amended

 +10.8  --Employment Agreement between Spinnaker and William D. Hubbard dated
        February 24, 1997, as amended

 +10.9  --Employment Agreement between Spinnaker and Kelly M. Barnes dated
        February 24, 1997, as amended

 +10.10 --1999 Spinnaker Stock Incentive Plan

 +10.11 --1999 Spinnaker Employee Stock Purchase Plan

 +10.12 --Form of Indemnification Agreement

 +21.1  --Subsidiaries of Spinnaker Exploration Company

 +23.1  --Consent of Arthur Andersen LLP

 +23.2  --Consent of Ryder Scott Company, L.P.

  23.3  --Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto)

 +23.4  --Consent of Director Appointee

 +24.1 --Power of Attorney (included on the signature page to this Registration Statement)

 +27    --Financial Data Schedule

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+ Previously filed

   (b) Consolidated Financial Statement Schedules:

   All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 28th day of September, 1999.

                                     SPINNAKER EXPLORATION COMPANY

                                     By: /s/ Roger L. Jarvis
                                        ---------------------------------------
                                     Name: Roger L. Jarvis
                                     Title: Chairman, President and Chief
                                      Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to Registration Statement has been signed below by the following persons in the capacities and on the 28th day of September, 1999.

              Signature                      Title

   /s/    Roger L. Jarvis            Chairman, President and Chief Executive
                                      Officer and Director (Principal
-----------------------------------   Executive Officer)
          Roger L. Jarvis

   /s/  James M. Alexander           Vice President, Chief Financial Officer
                                      and Secretary (Principal Financial and
-----------------------------------   Accounting Officer)
        James M. Alexander

                 *                   Director
-----------------------------------
         Reidar Michaelsen

                 *                   Director
-----------------------------------
          Bjarte Bruheim

                 *                   Director
-----------------------------------
         Howard H. Newman

                 *                   Director
-----------------------------------
         Jeffrey A. Harris

*By: /s/  Roger L. Jarvis
-----------------------------------
          Roger L. Jarvis
        as attorney-in-fact